EXHIBIT 10.24
AMENDMENT OF
AMERICAN EXPRESS COMPANY
KEY EXECUTIVE LIFE INSURANCE PLAN
RESOLVED, that pursuant to Section 10.01 of the American Express Company Key Executive Life Insurance Plan (the “Plan”), the Plan is amended effective as of January 1, 2011 (the “Effective Date”), as follows:
1.	Article VII, Section 7.02, Subsection (d)(iii) is hereby amended by adding a new Subsection (d)(iii) to read as follows:
(d)(iii)(A) This Section (d)(iii) shall apply in the event of a Change in Control, as defined in Section 2.19 hereof.
(B) In the event that any payment or benefit received or to be received by a Participant hereunder in connection with a Change in Control or termination of such Participant’s employment (hereinafter referred to collectively as the “Payments”), will be subject to the excise tax referred to in Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (a) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state, and local income and employment taxes on such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state, and local income and employment taxes on such Total Payments) and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments; provided, however, that the Participant may elect in writing to have other components of his or her Total Payments reduced prior to any reduction in the Payments hereunder.
(C) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (a) all payments and benefits received or to be received by the Participant in connection with such Change in Control or the termination of such Participant’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any Person (as such term is defined in Section 1.22 above) whose actions result in such Change in Control or any Person affiliated with the Company or such Person (collectively, “Total Payments”), shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(2)(A) or Section 280G(b)(4)(A) of the Code; (b) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (c) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (d) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder. For purposes of determining whether any Payments in respect of a Participant shall be reduced, a Participant shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Participant’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Payments are made. The Firm will be paid reasonable compensation by the Company for its services.
(D) As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, the Company shall provide to each Participant with respect to whom it is proposed that Payments be reduced, a written statement setting forth the manner in which the Total Payments in respect of such Participant were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

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